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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 7, 2001 Date of Report (Date of earliest event reported)
Dicom Imaging Systems, Inc. (Exact name of registrant as specified in its charter)
Nevada		88-0422026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
#201 - 15047 Marine Drive White Rock, British Columbia, Canada V4B 1C5 (Address of principal executive offices) (Zip Code)
(604) 531-2521 Registrant's telephone number, including area code
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

    On September 4, 2001, pursuant to the terms a Security Agreement (the "Security Agreement") dated July 3, 2001 by and between Dicom Imaging Systems, Inc. ("Dicom") and Torchmark Holdings Ltd. ("Torchmark"), Torchmark required Dicom to deliver and assign to Torchmark substantially all of Dicom's assets and any and all certificates of title and other documents relating thereto. Previously, on August 27, 2001, the board of directors voted to honor Dicom's obligations pursuant to the terms of the Security Agreement and the Loan Agreement dated July 3, 2001 by and between Dicom and Torchmark. Dicom's debt to Torchmark of approximately $972,290 had become due and owing. Accordingly, on September 4, 2001, pursuant to notices of default served on Dicom under the Loan Agreement and remedies available to Torchmark pursuant to the Security Agreement, Dicom assigned substantially all of its assets to Torchmark pursuant to an Assignment Agreement dated September 4, 2001 (the "Assignment Agreement"). In addition, Dicom has assigned its trademarks to Torchmark pursuant to a Trademark Assignment Agreement dated September 4, 2001.

    The value of the assets assigned to Torchmark exceeds the approximately $972,290 owed by Dicom to Torchmark. Accordingly, pursuant to the Security Agreement, on September 4, 2001, Torchmark signed a Note payable to Dicom for $527,709.76, an amount equal to the difference between the value of the assets assigned to Torchmark and the approximately $972,290 owed by Dicom to Torchmark. Concurrently, Torchmark acknowledged cancellation of Dicom's debt of approximately $972,290 to Torchmark. Additionally, all of Dicom's employees have been terminated in connection with the assignment of Dicom's assets to Torchmark.

    Effective immediately after the execution of the Assignment Agreement, Mr. Wayne Rees, Mr. Todd Rees, Dr. Anthony Gallegos and Mr. Stephen Winter resigned their respective positions as directors and/or officers of Dicom. Dr. David Gane, a member of the board of directors and Chief Executive Officer, will continue to serve as the sole director and officer of Dicom in order to explore strategic alternatives for the Company, which might include a merger, share exchange or other comparable transaction with a company seeking to become listed on the NASD Over-the-Counter Electronic Bulletin Board, the primary market on which Dicom's common stock currently trades.

    527403 B.C. Ltd., a British Columbia corporation and wholly-owned subsidiary of Dicom, filed for bankruptcy in British Columbia on September 6, 2001.

Item 7. Financial Statements and Exhibits.

(c)
The following Exhibits are filed as part of this report:

  10.15    Form of Note dated September 4, 2001, made by Torchmark to Dicom.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dicom Imaging Systems, Inc. (Name of Registrant)

Date: September 7, 2001	By:	/s/ DAVID GANE David Gane Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.15	Form of Note dated September 4, 2001, made by Torchmark to Dicom.

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SIGNATURES
INDEX TO EXHIBITS